UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*


                                ITEX CORPORATION
                        --------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    465647204
                                    ---------
                                 (CUSIP Number)


                                OCTOBER 31, 2007
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 465647204             Schedule 13G                       Page  2 of 11


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         David and Rebecka Polonitza Jt Ten

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                         (a)     [X]
         if a Member of a Group                            (b)     [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         United States of America
--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               478,300
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          478,300
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

              478,300
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

              2.7%

--------------------------------------------------------------------------------
12.      Type of Reporting Person               IN

--------------------------------------------------------------------------------

CUSIP NO. 465647204             Schedule 13G                       Page  3 of 11


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Kirk Anderson

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                         (a)     [X]
         if a Member of a Group                            (b)     [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
         United States of America

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               277,000
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          277,000
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         277,000

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
-------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9               1.5%

--------------------------------------------------------------------------------
12.      Type of Reporting Person               IN

--------------------------------------------------------------------------------

CUSIP NO. 465647204             Schedule 13G                       Page  4 of 11


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         David Lin

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                         (a)     [X]
         if a Member of a Group                            (b)     [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
         United States of America

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               99,700
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          99,700
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         99,700

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
-------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                 0.6%

--------------------------------------------------------------------------------
12.      Type of Reporting Person               IN

--------------------------------------------------------------------------------

CUSIP NO. 465647204             Schedule 13G                       Page  5 of 11


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Richard and Greta Polonitza Jt Ten

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                        (a)     [X]
         if a Member of a Group                           (b)     [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
         United States of America

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               18,000
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          18,000
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         18,000

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9               0.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person               IN

--------------------------------------------------------------------------------

CUSIP NO. 465647204             Schedule 13G                       Page  6 of 11


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Jonathan Polonitza

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                        (a)     [X]
         if a Member of a Group                           (b)     [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
         United States of America

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               12,800
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          12,800
Reporting Person        (8)     Shared Dispositive Power        0

--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         12,800
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9
         Less than 0.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person               IN

--------------------------------------------------------------------------------

CUSIP NO. 465647204             Schedule 13G                       Page  7 of 11


--------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

         Paul Kim

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                         (a)     [X]
         if a Member of a Group                            (b)     [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization
         United States of America

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               11,000
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          11,000
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         11,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9
         Less than 0.1%

--------------------------------------------------------------------------------
12.      Type of Reporting Person               IN

--------------------------------------------------------------------------------

CUSIP NO. 465647204             Schedule 13G                        Page 8 of 11


Item 1.  (a)      NAME OF ISSUER

                  ITEX CORPORATION


         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  3326 160TH AVE SE
                  SUITE 100
                  BELLEVUE WA 98008

Item 2.  (a)      NAMES OF PERSONS FILING

                  (i)      David and Rebecka Polonitza Jt Ten

                  (ii)     Kirk Anderson

                  (iii)    David Lin

                  (iv)     Richard & Greta Polonitza Jt Ten

                  (v)      Jonathan Polonitza

                  (vi)     Paul Kim



         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  2550 Nelsonville Road
                  Boston, KY 40107

         (c)      CITIZENSHIP

                  Each person filing this statement on Schedule 13G is a citizen of the United States.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $.01 per share (the "Common Stock").

         (e)      CUSIP NUMBER

                  465647204

Item 3.  Not Applicable.

CUSIP NO. 465647204             Schedule 13G                        Page 9 of 11

Item 4.  OWNERSHIP.

Set forth below is the aggregate number of shares of Common Stock, held as of the date hereof by each of the following, together with the percentage of the outstanding shares of Common Stock that such number represents based upon 17,726,248 shares outstanding as reported on the company's SEC Form DEF 14A filed on October 30, 2007.

     Name                    Number of Shares               Percentage of Class
                                                                Outstanding
     David Polonitza            478,300                             2.7%
     Kirk Anderson              277,000                             1.5%
     David Lin                   99,700                             0.6%
     Richard Polonitza           18,000                             0.1%
     Jonathan Polonitza          12,800                   Less than 0.1%
     Paul Kim                    11,000                   Less than 0.1%

     Total                      896,800                             5.0%

Mr. David Polonitza, Mr. Kirk Anderson, Mr. David Lin, Mr. Richard Polonitza, Mr. Jonathan Polonitza, and Mr. Paul Kim have verbally agreed and intend to vote any proxies or act on any shareholder matters as one group. No member of the group has the power or right to vote or dispose of the shares of any other member of the group.


Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See Item 2.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

CUSIP NO. 465647204                 Schedule 13G                   Page 10 of 11

Item 10. CERTIFICATION


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of October 31, 2007


                                                By: /s/ David Polonitza
                                                -------------------------------
                                                Name:   David Polonitza

                                                By: /s/ Kirk Anderson
                                                -------------------------------
                                                Name:   Kirk Anderson

                                                By: /s/ David Lin
                                                -------------------------------
                                                Name:   David Lin

                                                By: /s/ Richard Polonitza
                                                -------------------------------
                                                Name:   Richard Polonitza

                                                By: /s/ Jonathan Polonitza
                                                -------------------------------
                                                Name:   Jonathan Polonitza

                                                By: /s/ Paul Kim
                                                -------------------------------
                                                Name:   Paul Kim

CUSIP NO. 465647204                 Schedule 13G                   Page 11 of 11


                                    EXHIBIT A
                             JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of ITEX Corporation dated as of October 31, 2007, and any amendments thereto signed by each of the undersigned, shall be filed on behalf of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  October 31, 2007

                                                By: /s/ David Polonitza
                                                -------------------------------
                                                Name:   David Polonitza

                                                By: /s/ Kirk Anderson
                                                -------------------------------
                                                Name:   Kirk Anderson

                                                By: /s/ David Lin
                                                -------------------------------
                                                Name:   David Lin

                                                By: /s/ Richard Polonitza
                                                -------------------------------
                                                Name:   Richard Polonitza

                                                By: /s/ Jonathan Polonitza
                                                -------------------------------
                                                Name:   Jonathan Polonitza

                                                By: /s/ Paul Kim
                                                -------------------------------
                                                Name:   Paul Kim